Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common shares of Quince Therapeutics, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to this agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf on April 30, 2025.

SOFINNOVA CAPITAL VIII		SOFINNOVA PARTNERS SAS
By: Sofinnova Partners SAS

By:	/s/ Antoine Papiernik	By:	/s/ Antoine Papiernik
Name: Antoine Papiernik		Name: Antoine Papiernik
Title: Managing Partner		Title: Managing Partner

By:	/s/ Antoine Papiernik	By:	/s/ Henrijette Richter
Name: Antoine Papiernik		Name: Henrijette Richter

By:	/s/ Maina Bhaman	By:	/s/ Graziano Seghezzi
Name: Maina Bhaman		Name: Graziano Seghezzi

By:	/s/ Anta Gkelou	By:	/s/ Karl Naegler
Name: Anta Gkelou		Name: Karl Naegler